Exhibit 99.1

PRESS RELEASE

For more information: Gary Langford, Chief Financial Officer, Nexxus Lighting, Inc.

704-405-0416

NEXXUS LIGHTING ANNOUNCES CHANGE TO BOARD OF DIRECTORS

Charlotte, NC - (Mar. 30, 2010)—Nexxus Lighting, Inc. (NASDAQ: NEXS) today announced that Brian J. Scott, General Manager for Microsoft’s Health & Life Sciences business in the United States, has been elected to the Company’s board of directors, effective April 1, 2010.

Mr. Scott brings more than 25 years experience in technology and in marketing to the retail, hospitality and professional services industries. As General Manager for Microsoft’s Health & Life Sciences business in the United States, he is responsible for driving Microsoft’s business initiatives into both commercial and public sector organizations in the Provider, Payer, Life Sciences, Public Health and Human Services verticals. Prior to his current role, Mr. Scott was vice president of Worldwide Industry for Microsoft’s Enterprise and Partner Group. Before re-joining Microsoft in 2007, Mr. Scott served as vice president of Industry Strategy and Sales for Dassault Systèmes Americas. Before Dassault, he spent 5 years at Microsoft, serving as vice president and general manager of the company’s U.S. efforts in the retail, hospitality and professional services industries, and he spent 18 years with IBM, including 14 years in management roles. Mr. Scott received a Bachelor of Science in business administration from Virginia Commonwealth University and is a veteran of the United States Marine Corps Reserve.

Mr. Scott was appointed to fill the vacancy created by the retirement of Mr. Brian McCann from the Nexxus board, and the Company wishes to thank Mr. McCann for his many years of service.

“Brian McCann has been an integral member of the board and has shown an unwavering dedication to Nexxus, our customers and shareholders,” said Mike Bauer, Nexxus Lighting’s President and CEO. “We would like to thank him for his many years of service and welcome Brian Scott, who will help us continue our pursuit of excellence in lighting and company growth.”

This change is part of Nexxus’ orderly succession plan to transition high caliber leadership to its Board and support management as the Company enters its next stage of growth.

Nexxus Lighting is a leader in advanced lighting technology, including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool, entertainment and retail lighting. Nexxus Lighting sells its products through its Commercial Lighting, Pool & Spa and Lumificient divisions under the Array™ Lighting, Savi®, eLum™, LiveLED™, Super Vision® and Lumificient™ brand names.

###

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

###